UNITED  STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2017

PACIFICORP HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Nevada	47-2055848
(State of incorporation)	(I.R.S. Employer Identification No.)

500 North Rainbow Road, Suite Las Vegas Nevada 89107
(Address of principal executive offices)

Registrant's telephone number including area code: 702-448-4138

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation  of the registrant  under  any  of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The following current report under Section 13 or 15(d) of the Securities Exchange Act of 1934 is filed pursuant to Rule 13a-ll or Rule 15d-11:

SECTION 5 - CORPORATE GOVERANCE AND MANAGEMENT

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Officers and Directors

On March 15, 2017, Mr. Laurie Stephenson was appointed as a member of the board of directors. Additionally, Mr. Stephenson was appointed President, CEO, Secretary and Treasurer of the Corporation, immediately following the resignation of Wan Soo Lee as an officer of the Corporation

Resignation of Officers and Directors

On March 15, 2017 Mr. Kook Chong Yoo tendered his resignation as an officer and director of the Corporation. Additionally, On March 15, 2017 Mr. Wan Soo Lee tendered his resignation as an officer of the Corporation. Mr. Lee will remain as a director of the Corporation.

The Corporation has accepted the above mentioned resignations with corresponding minutes, and requisite director’s resolutions, a copy of which remains in the minute book of the Corporation.

Additionally, there have been no conflicts with the Corporation or other board members during Mr. Yoo’s tenure as an officer and director and Mr. Lee’s tenure as an officer.

Biographical Information

Mr. Laurie Stephenson, MBA, BSc, Geologist, graduated in 1975, from Carlton University in Ottawa, Ontario, Canada, with a Bachelor of Science Degree in geology and in 1985, from York University in Toronto, Ontario, Canada, with a Masters of Business Administration is responsible for negotiations with numerous exploration companies, prospectors and governmental departments to secure prospects and permits to enable various junior companies to conduct their exploration programs. In addition, to hiring and evaluating geological staff, preparing engineering and assessment reports, investor reports and business plans, he was responsible for ensuring the company conformed to Securities and Mining regulations.

From 1975 to 1985, Mr. Stephenson was District Geologist for Duval International Corporation of Toronto, Ontario where his duties the planning,organizing and budgeting for exploration programs throughout Eastern Canada and the United States.  During that time, he assisted in the formation of local governmental lobby groups in the Province of Newfoundland and Labrador.

In October 1987, Mr. Stephenson became a director of Glencairn Explorations Ltd., a company listed on the TSX Venture Exchange where he was instrumental in organizing the company’s venture into a South American diamond placer project and participating in financing and geological advise with respect to ongoing ventures for the company including the start up of gold producer Wheaton River Explorations Inc., an independent subsidiary of Glencairn Explorations Ltd.  He remained a director of this company until 2002.

In 1989, he initiated a junior exploration company, Kokanee Explorations Ltd. which raised over $8 million for exploration ventures in Canada and the United States and was the director of exploration for Golden Chief Resources when it concluded and operated it’s 1998-1999 joint venture with Kinross Gold Company on the Atlanta Property of eastern Nevada.

Since 1999, Mr. Stephenson was involved in the reorganization of SutCliffe Resources Inc., a company listed on the Toronto Venture Stock Exchange in Canada, which subsequently raised $55 million for projects in Russia.

In addition, to working with Sutcliffe Resources Inc. (2001-2008) he worked with several associated Junior mineral exploration and development companies in the Senior Geologist Manager role including Consolidated Goldwin Ventures (Now WestKam Gold Inc.), Sidon International Resources (now Cameo Resources Ltd.) and Douglas Lake Minerals Inc (now Handeni Gold Inc.) directing exploration for the companies throughout Canada the United States and throughout the world (South America; Africa and Australia including Diamond Projects in NWT, copper platinum in Ungava Northern Quebec Canada, copper and gold in Kamloops British Columbia, Canada, gold in Tanzania and gold and Diamonds in Brazil).

Mr. Stephenson has over 35 years of experience working for junior and senior mining companies in Canada, USA Mexico, South America and Tanzania.  He belongs to the Professional Engineers Association of Ontario.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned,  hereunto  duly authorized.

        By:/s/Wan Soo Lee
        Wan Soo Lee
         Director

         Date: March 20, 2017